Exhibit 10.103

MANAGEMENT SHAREHOLDER VALUE CREATION PLAN

PERFORMANCE-BASED RESTRICTED SHARE AWARD AGREEMENT

This CLASS A PERFORMANCE-BASED RESTRICTED SHARE AWARD AGREEMENT (this “Award Agreement”), dated as of December 17, 2021 (the “Date of Grant”), is made by and between Sculptor Capital, LP (“SC”), Sculptor Capital Advisors LP (“SCA”), and Sculptor Capital Advisors II LP (“SCAII,” and together with SC and SCA, the “Operating Partnerships”), and James Levin (the “Participant”). Capitalized terms not defined herein shall have the meaning ascribed to them in the Och-Ziff Capital Management Group LLC 2013 Incentive Plan (the “Plan”) or, if not defined therein, the Amended and Restated Agreement of Limited Partnership of the applicable Operating Partnership dated as of February 7, 2019 (as amended, modified, supplemented or restated from time to time, the “Partnership Agreements”). Where the context permits, references to any Operating Partnership shall include any successor to such Operating Partnership.

1.    Grant of Performance Shares.

(a)    Subject to all of the terms and conditions of this Award Agreement, the Plan, and the Partner Agreement (as defined below), the Operating Partnerships hereby grant to the Participant 2,100,000 Class A performance-based Restricted Shares (the “Performance Shares”) in Sculptor Capital Management, Inc. (the “Company”).

(b)    For purposes of this Award Agreement, “Partner Agreement” means the Amended and Restated Partner Agreement between each Operating Partnership and the Participant, dated as of February 16, 2018 and effective as of January 1, 2018, as amended by the Omnibus Agreement entered into by and among the Participant and the Operating Partnerships, dated as of February 7, 2019, the Amendment to the Partner Agreement between each Operating Partnership and the Participant, dated as of June 9, 2020, the Second Amendment to the Partner Agreement between each Operating Partnership and the Participant, dated as of January 29, 2021, and the Third Amendment to the Partner Agreement between each Operating Partnership and the Participant, dated as of December 17, 2021, as may be further amended, supplemented or restated from time to time.

2.    Vesting of the Performance Shares; Dividends.

(a)    The term “vest” as used herein with respect to any Performance Share means the lapsing of the restrictions described herein with respect to such Performance Share. Unless earlier terminated, forfeited, relinquished or expired, the Performance Shares will vest in accordance with the vesting schedule set forth in Exhibit A hereto (the “Vesting Schedule”).

(b)    Any Performance Shares that have satisfied a Performance Condition (as such term is defined in the Vesting Schedule) shall have such rights with respect to dividends declared by the Company on Class A Shares (“Distributions”) as are

carried by other Class A Shares; provided that any Distributions payable with respect to such Performance Shares that have not met the Service Condition (as such term is defined in the Vesting Schedule) (“Eligible Shares”) at the time of the payment of such Distributions shall be paid to the Participant by issuing to him a number of Class A Shares equal to (x) the aggregate Distributions payable with respect to the Eligible Shares divided by (y) the Fair Market Value of a Class A Share on the date (or the immediately preceding trading day as determined by the Administrator in its discretion) on which Distributions are otherwise paid to holders of vested Class A Shares (any such newly issued Class A Shares, “Dividend Equivalent Shares”). Dividend Equivalent Shares will be subject to the same Service Conditions as the Eligible Shares and shall only become vested if, when and to the extent such underlying Eligible Shares vest. No Performance Share shall have rights to Distributions declared prior to the date on which such Performance Share has satisfied a Performance Condition.

3.    Evidence of Ownership of Shares; Restrictions.

(a)    Any share certificate or other evidence of ownership of the Performance Shares will be in the name of the Participant but will be held by the Operating Partnerships until such time (if ever) that the Performance Shares vest. The Participant agrees that, upon request of the Operating Partnerships, he will deliver to the Operating Partnerships share powers or other instruments of transfer or assignment, duly endorsed in blank with signature guaranteed, corresponding to each certificate for Performance Shares or distributions thereon. If the Participant shall fail to provide the Operating Partnerships with any such share power or other instrument of transfer or assignment, the Participant hereby irrevocably appoints the Chief Legal Officer of the Operating Partnerships as his attorney-in-fact, which appointment shall be deemed coupled with an interest, to execute and deliver any such power or other instrument which may be necessary to effectuate the transfer of the Performance Shares (or assignment of distributions thereon) on the books and records of the Operating Partnerships.

(b)    The Performance Shares may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered, and shall be subject to a risk of forfeiture until vested in accordance with the terms of the Vesting Schedule and until any additional requirements or restrictions contained in this Award Agreement, the Plan and the Partner Agreement have been otherwise satisfied, terminated or expressly waived by the Operating Partnerships in writing; provided, however, that the foregoing shall not prohibit the assignment or transfer of any Performance Shares to (i) a transferee of the Participant pursuant to the applicable laws of descent and distribution, (ii) a spouse or lineal descendant (whether natural or adopted) of the Participant, or (iii) any Related Trust (as such term is defined in the Partnership Agreements), in each case subject to a risk of forfeiture until vested in accordance with the terms of the Vesting Schedule and until any additional requirements or restrictions contained in this Award Agreement, the Plan and the Partner Agreement have been otherwise satisfied, terminated or expressly waived by the Operating Partnerships in writing.

4.    Tax Matters.

(a)    As a condition to the grant and vesting of the Performance Shares, the Participant acknowledges and agrees that he is responsible for the payment of all income and employment taxes (and any other applicable taxes) payable in connection with the grant or vesting of, or otherwise in connection with, the Performance Shares. Each Operating Partnership shall have the power and the right to require the Participant to remit to such Operating Partnership such amount as is determined by the Operating Partnership to satisfy all applicable federal, state, and local taxes required by law or regulation to be withheld with respect to any taxable event arising as a result of this Award Agreement. The Participant authorizes each Operating Partnership and its Subsidiaries to withhold such amounts due hereunder from any payments otherwise owed to the Participant, but nothing in this sentence shall be construed as relieving the Participant of any liability for satisfying his obligations under the preceding provisions of this Section.

(b)    The Participant acknowledges and agrees that he shall not file, or cause to be filed, an election pursuant to Section 83(b) of the Code with respect to the grant of the Performance Shares.

(c)    Promptly following any Vesting Date (as defined below), or earlier date when both the Service Condition and Performance Condition are met (or deemed met), the Operating Partnerships, or the Company, shall have the right to acquire from the Participant Performance Shares at Fair Market Value equal in value to the United States federal, state and local taxes expected to be incurred by the Participant with respect to the vesting of the Performance Shares (upon delivery by the Participant to the Operating Partnerships of such documentation supporting the amount so owed as the Operating Partnerships may reasonably request).

5.    Award Agreement Subject to Plan and Partner Agreement. This Award Agreement is made pursuant to all of the provisions of the Plan, which is incorporated herein by this reference, and is intended, and shall be interpreted in a manner, to comply therewith. In the event of any conflict between the provisions of this Award Agreement, the Plan and the provisions of the Partner Agreement, the provisions of this Award Agreement shall govern.

6.    No Rights to Continuation of Active Service. Nothing in the Plan or this Award Agreement shall confer upon the Participant any right to continue as a limited partner of, or otherwise in the employ or service of, an Operating Partnership or any of its Subsidiaries or Affiliates, or shall interfere with or restrict the right of an Operating Partnership or its Subsidiaries or Affiliates, as the case may be, to terminate the Participant’s active involvement at any time for any reason whatsoever, with or without cause.

7.    Governing Law; Submission to Jurisdiction. This Award Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws pertaining to conflicts or choices of laws, of the State of Delaware applicable to agreements made and to be performed wholly within the State of Delaware. The Participant hereby submits to and accepts for himself and in respect of his property, generally and unconditionally, the exclusive jurisdiction of the state and federal courts of the State of Delaware for any dispute arising out of or relating to this Award Agreement or the breach, termination or validity thereof. The Participant further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified or registered mail return receipt requested or by receipted courier service to the Participant at the address for the Participant in the books and records of each Operating Partnership.

8.    Award Agreement Binding on Successors. The terms of this Award Agreement shall be binding upon the Participant and upon the Participant’s heirs, executors, administrators, personal representatives, permitted transferees, assignees and successors in interest, and upon the Operating Partnerships and their respective successors and assignees, subject to the terms of the Plan.

9.    No Assignment. Except as expressly set forth in this Award Agreement, neither this Award Agreement nor any rights granted herein shall be assignable by the Participant.

10.    Necessary Acts. The Participant hereby agrees to perform all acts, and to execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Award Agreement or that may reasonably be required of the Participant by the Operating Partnerships, including but not limited to all acts and documents related to compliance with federal and/or state securities and/or tax laws.

11.    Severability. Should any provision of this Award Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this Award Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original Award Agreement. Moreover, if one or more of the provisions contained in this Award Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, in lieu of severing such unenforceable provision, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by such judicial body shall not affect the enforceability of such provisions or provisions in any other jurisdiction.

12.    Entire Award Agreement. This Award Agreement, the Plan and the Partner Agreement contain the entire agreement and understanding among the parties as to the subject matter hereof.

13.    Headings. Section headings (including those in Exhibit A attached hereto) are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any such Section.

14.    Counterparts. This Award Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

15.    Amendment. Except as specifically provided in the Partner Agreement, no amendment or modification hereof shall be valid unless it shall be in writing and signed by all parties hereto.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement as of the date first set forth above.

SCULPTOR CAPITAL LP
By: Sculptor Capital Holding Corporation, its General Partner

By:
Name:	Dava Ritchea
Title:	Chief Financial Officer

SCULPTOR CAPITAL ADVISORS LP
By: Sculptor Capital Holding Corporation, its General Partner

By:
Name:	Dava Ritchea
Title:	Chief Financial Officer

SCULPTOR CAPITAL ADVISORS II LP
By: Sculptor Capital Holding Corporation, its General Partner

By:
Name:	Dava Ritchea
Title:	Chief Financial Officer

The undersigned hereby accepts and agrees to all the terms and provisions of the foregoing Award Agreement.

PARTICIPANT

Signature

Name:	James Levin

Address:

Exhibit 10.104

MANAGEMENT SHAREHOLDER VALUE CREATION PLAN

PERFORMANCE-BASED RESTRICTED SHARE AWARD AGREEMENT

EXHIBIT A

1.    General Vesting Schedule.

a.    Vesting. The Performance Shares shall vest as specified below upon the satisfaction of both the Service Condition and the applicable Performance Condition (each as defined below) (each date on which both the Service Condition and the applicable Performance Condition have been met with respect to any Performance Share, a “Vesting Date”); provided, that, subject to Section 2 below, the Participant remains an Active Individual LP (as defined in the Partner Agreement) through the applicable Vesting Date (and has not resigned or provided notice of his resignation on or before such date); provided, further, that any Performance Share that has not vested as of the seventh anniversary of the Date of Grant (the period from the Date of Grant through the seventh anniversary thereof, the “Performance Period”) shall be forfeited automatically. The Performance Condition may be satisfied at any time prior to the end of the Performance Period (including, for the avoidance of doubt, prior to the Service Condition being satisfied).

b.    Service Condition. The “Service Condition” shall be satisfied as to one-third of the Performance Shares on each of the third, fourth and fifth anniversaries of the Date of Grant (each date, a “Service Condition Date”) (with the number of Performance Shares pursuant to which the Service Condition is satisfied on the first two Service Condition Dates being rounded to the nearest whole share and the Service Condition being satisfied as to 100% of the Performance Shares on the fifth anniversary of the Date of Grant); provided, that, subject to Section 2 below, the Participant remains an Active Individual LP (as defined in the Partner Agreement) through the applicable Service Condition Date (and has not resigned or provided notice of his resignation on or before such date).

c.    Performance Condition. The “Performance Condition” shall be satisfied as to the percentage of Performance Shares set forth below on the date on which the threshold Total Shareholder Return specified below has been achieved during the Performance Period.

Total Shareholder Return Threshold	Percentage of Performance Shares
25%	33.3%
39%	33.3%
53%	33.4%

d.    Definitions.

i.     “Average Share Price” for any period shall mean the average closing price of a Class A Share reported on the New York Stock Exchange (or any other national securities exchange on which the Class A Shares are then listed) for the trading days that occur during such period.

ii.     “Reference Price” for a Class A Share means the greater of (A) twenty-four dollars ($24) and (B) the Average Share Price for the trading days between January 1, 2021 and the Date of Grant.

iii.    “Total Shareholder Return” for a Class A Share as of any date means a fraction, (i) the numerator of which is the sum of (A) the increase in the Average Share Price for the previous 60 calendar days compared to the Reference Price as of the Date of Grant and (B) the aggregate amount of distributions made in respect of one Class A Share on or after the Date of Grant, and (ii) the denominator of which is the Reference Price as of the Date of Grant, subject to any equitable adjustments for stock splits and other capitalization changes. The “Total Shareholder Return” for any Class A Share shall not take into account more than $4.00 (subject to any equitable adjustments for stock splits and other capitalization changes) of aggregate distributions per Class A Share during the period beginning on the Date of Grant until the end of the Distribution Holiday (as defined in the Partner Agreement).

2.    Termination upon Withdrawal. Upon a Withdrawal for any reason, (x) all Performance Shares that have met the Service Condition and the Performance Condition shall be retained by the Participant and (y) any unvested Performance shares shall be treated as follows:

a.    Withdrawal for Cause; Withdrawal due to Resignation. If the Participant is subject to a Withdrawal for Cause or a Withdrawal due to Resignation (as such terms are defined in the Partner Agreement), all of the then-unvested Performance Shares then held by the Participant shall be forfeited as of the date of such Withdrawal.

b.    Withdrawal without Cause. If the Participant is subject to a Withdrawal without Cause (as defined in the Partner Agreement), the Service Condition shall be deemed to be satisfied with respect to a number of additional Performance Shares equal to (x) the number of Performance Shares (i.e., 2,100,000), multiplied by the number of months from the Date of Grant through the date of such Withdrawal, divided by sixty (60) (the “Covered Shares”), plus (y) the number of Performance Shares less the number of Covered Shares, which difference is then multiplied by 50%, less (z) the number of Performance Shares that had, prior to such Withdrawal, satisfied the Service Condition. The portion of the Performance Shares that have satisfied, or been deemed to have satisfied, the Service Condition (but have not yet satisfied the Performance Condition) as of the date of such Withdrawal shall remain outstanding and eligible to vest upon satisfaction of the Performance Condition until the second anniversary of the effective date of such Withdrawal; provided, that any unvested Performance Shares that have not satisfied the Performance Condition on or prior to the earlier of (A) such second anniversary or (B) the last day of the Performance Period shall be forfeited.

c.    Death or Disability. In the event the Participant ceases to be an Active Individual LP due to his death or Disability (as defined in the Partnership Agreements), the Service Condition shall be waived and the Performance Shares shall remain outstanding and eligible to vest upon satisfaction of the Performance Condition until the second anniversary of the date of such death or Disability; provided, that any unvested Performance Shares that have not satisfied the Performance Condition on or prior to the earlier of (A) such second anniversary or (B) the last day of the Performance Period shall be forfeited.

3.    Change of Control. The provisions of Section 11 of the Plan shall not apply to the Performance Shares. Rather, in the event of a Change of Control (as such term is defined in the Partnership Agreements), (x) all Performance Shares that have met the Service Condition and the Performance Condition shall be retained by the Participant and (y) with respect to any unvested Performance Shares, the Service Condition shall be waived and the Performance Condition shall be satisfied to the extent that such Change of Control results in achievement of the applicable Total Shareholder Return Threshold set forth in the table above. If the Total Shareholder Return achieved in a Change of Control is determined to be between any of the Total Shareholder Return Thresholds set forth in the table above, the determination of the number of Performance Shares that become vested in such Change of Control shall be determined by applying linear interpolation. With respect to any portion of the unvested Performance Shares (including any equity received in exchange of such Performance Shares) that do not satisfy the applicable Performance Condition in such Change of Control (referred to herein as the “Carryover Shares”), (i) 25% of such Carryover Shares shall be deemed to have satisfied the applicable Performance Condition immediately prior to such Change of Control and become fully vested and (ii) 75% of the Carryover Shares will remain outstanding and eligible to vest on the same terms and conditions as the Performance Shares.

4.    Continued Compliance with Restrictive Covenants; Release. The Participant’s rights to any payments or other benefits under this Award Agreement, including the acceleration or continuation of any vesting of any Performance Shares under this Award Agreement, to be paid or provided after the Participant has ceased to be an Active Individual LP for any reason, are conditioned upon (i) the Participant’s execution and non-revocation of a general release agreement in the form attached as Exhibit A to the Partnership Agreements, subject only to revisions necessary to reflect changes in applicable law, and (ii) the Participant complying in all respects with the Partnership Agreements (as modified by the Partner Agreement) including, without limitation, the restrictions regarding Confidentiality, Intellectual Property, Non-Competition, Non-Solicitation, Non-Disparagement, Non-Interference, Short Selling, Hedging Transactions, and Compliance with Policies, set forth in Sections 2.12, 2.13, 2.18, and 2.19 of the Partnership Agreements. If the general release is not executed and effective no later than fifty-three (53) days following the Participant’s Withdrawal or Special Withdrawal pursuant to Section 8.3(g) of the Partnership Agreements, or if the Participant timely revokes his execution thereof, the Operating Partnerships shall have no further obligations under this Award Agreement to the Participant, and all Performance Shares then held by the Participant, if any, shall be forfeited.